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Exhibit 99.1

SPHERION CORPORATION 401(k) BENEFIT PLAN
(f/k/a Interim Services Inc. 401(k) Benefit Plan)

FORM 5500, SCHEDULE H, LINE 4(i) —
SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2000

Description	Shares	Cost	Fair Value
SHARES OF REGISTERED INVESTMENT COMPANIES:
T. Rowe Price Stable Value Fund *	16,939,284	$16,939,284	$16,939,284
T. Rowe Price International Stock Fund *	367,677	6,734,975	5,338,669
T. Rowe Price Spectrum Income Fund *	186,920	1,995,910	2,013,133
T. Rowe Price Dividend Growth Fund *	499,805	10,115,820	10,935,739
T. Rowe Price Personal Strategy Income Fund *	103,274	1,348,171	1,361,154
T. Rowe Price Personal Strategy Balanced Fund *	533,386	8,654,979	8,491,499
T. Rowe Price Personal Strategy Growth Fund *	860,629	16,740,284	16,308,912
T. Rowe Price Mid-Cap Growth Fund *	451,192	18,343,732	17,952,920
T. Rowe Price Small-Cap Stock Fund *	166,883	4,006,695	3,983,506
T. Rowe Price Equity Index Trust *	307,424	11,734,321	10,769,051

Total registered investment company stocks		96,614,171	94,093,867
SPHERION CORPORATION COMMON STOCK *	661,083	15,220,823	7,478,499
T. ROWE PRICE TRADELINK PLUS *		2,087,679	1,564,157
PARTICIPANT LOANS RECEIVABLE *		1,639,385	1,639,385

TOTAL INVESTMENTS		$115,562,058	$104,775,908

Note:	Collateral is not applicable as loans represent use of participant's own funds. Defaults are subject to applicable tax and penalties by the Internal Revenue Service. Participant loans receivable are due at various maturity dates and bear interest at the prime rate.
*	Party-in-interest

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SPHERION CORPORATION 401(k) BENEFIT PLAN (f/k/a Interim Services Inc. 401(k) Benefit Plan) FORM 5500, SCHEDULE H, LINE 4(i) — SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES DECEMBER 31, 2000